DeWitt Ross & Stevens Law Firm,
Capitol Square Office, Two East Mifflin Street, Suite 600, Madison, WI 53703
 Tel: 608-255-8891 Fax: 608-252-9243

FORM OF OPINION

May 3, 2010

Board of Trustees
Ultra Series Fund
550 Science Drive
Madison, Wisconsin  53711

To the Board:

You have requested our opinion with respect to certain federal income tax consequences of the proposed transfer of substantially all of the assets of the [name of Merging Fund] (“the Merging Fund”), a series of the Ultra Series Fund (the “Trust”), in exchange solely for shares of beneficial interest in the [name of Acquiring Fund] (the “Acquiring Fund”), also a series of the Trust, and the distribution of the Acquiring Fund’s shares to the shareholders of the Merging Fund in complete liquidation of the Merging Fund, pursuant to an Agreement and Plan of Reorganization dated as of February 4, 2010 (the "Reorganization Agreement/Plan").  This opinion is provided to the Board of Trustees of the Trust on behalf of the Acquiring Fund and the Merging Fund pursuant to Sections 7(c) and 8(d) of the Reorganization Agreement/Plan.  Terms capitalized in this opinion and not otherwise defined in this opinion shall have the meanings set forth in the Reorganization Agreement/Plan.

In rendering this opinion, we have reviewed and relied upon: the Reorganization Agreement/Plan, approved and entered into by the Board of Trustees of the Trust on behalf of the Merging Fund, the Acquiring Fund, and the holders of the shares of beneficial interest in such respective Funds; and upon the Prospectus/Proxy Statement dated March 12, 2010, prepared for submission to the shareholders of the Merging Fund.  We have relied, without independent verification, upon the truth of the factual representations made on behalf of the Merging Fund and the Acquiring Fund therein, and further have assumed that the transaction described therein (the "Reorganization") is concluded in accordance with the terms and provisions of the Reorganization Agreement/Plan.  We have also assumed that the policies or contracts issued by CUNA Mutual Insurance Society to the beneficial owners of shares of the Merging Fund are treated as variable annuities for federal income tax purposes. We further have relied on

Board of Trustees
May 3, 2010

the following representations certified to us by officers of the Trust on behalf of the Merging Fund and the Acquiring Fund:

A.           Each of the Merging Fund and the Acquiring Fund qualify as a “regulated investment company” within the meaning of Section 851 of the Internal Revenue Code of 1986 (the “Code”), and complies with the portfolio diversification requirements of Section 851(b)(3) of the Code.

B.           The Merging Fund and the Acquiring Fund each consist of a diversified portfolio of assets within the meaning of Section 368(a)(2)(F)(ii) of the Code, in that not more than 25% of the value of the total assets of each fund are invested in the securities of any one issuer and not more than 50% of the value of such assets are invested in the securities of five or fewer issuers, excluding for purposes of this computation all cash, cash items, and U.S. Government  securities.  No assets of either fund have been acquired solely for the purpose of meeting the diversification requirement set forth in this paragraph.

C.           The Merging Fund has not redeemed and will not redeem any outstanding share of beneficial interest in the Merging Fund in connection with the Reorganization, except to the extent necessary to comply with its legal obligation to redeem its shares in the ordinary course of its business.

D.           The Acquiring Fund has no plan or intention to redeem or reacquire any of the Acquiring Fund shares to be issued to the Merging Fund shareholders in connection with the Reorganization, except to the extent necessary to comply with its legal obligation to redeem its shares in the ordinary course of its business.

E.           Following the Reorganization, the Acquiring Fund will utilize the acquired assets of the Merging Fund, or sell them and utilize the sale proceeds, to continue the historic business of the Merging Fund in a substantially comparable manner as part of the ongoing business of the Acquiring Fund as an open-end, registered investment company.

F.           The Acquiring Fund will not make any payment or distribution of cash or property to the Merging Fund or to any shareholder of the Merging Fund in connection with the Reorganization, other than the issuance of shares of beneficial interest in the Acquiring Fund.

Board of Trustees
May 3, 2010

G.           Following the Reorganization, the Merging Fund will promptly distribute to its shareholders all shares of beneficial interest in the Acquiring Fund received by it in connection with the Reorganization, pursuant to the provisions of the Reorganization Agreement/Plan.

H.           To the best knowledge of management of the Trust and the Merging Fund, there is no present plan or intention on the part of the holders of shares of beneficial interest in the Merging Fund to sell, exchange or otherwise dispose of any of the shares of beneficial interest in the Acquiring Fund which will be received by them pursuant to the Reorganization.

I.           Immediately following consummation of the Reorganization, the Acquiring Fund will possess the same assets and liabilities possessed by the Merging Fund immediately prior to the Reorganization, excepting only those assets used to pay expenses incurred in connection with the Reorganization.

J.           Immediately prior to the Reorganization, the fair market value of the assets of the Merging Fund will exceed the amount of liabilities of the Merging Fund that will be assumed by the Acquiring Fund.  Immediately following consummation of the Reorganization, the fair market value of the assets of the Acquiring Fund will exceed its liabilities.

K.           The foregoing representations are true on the date of this opinion letter and will be true on the date of closing of the Reorganization.

Based upon and subject to the foregoing, and upon our examination of the legal authority we have deemed to be relevant, it is our opinion that, for federal income tax purposes:

1.           Neither the Merging Fund nor the Acquiring Fund will recognize any gain or loss upon the transfer of the assets of the Merging Fund to the Acquiring Fund in exchange for the Acquiring Fund Shares and upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the shareholders of the Merging Fund in exchange for their shares of the Merging Fund.

2.           The shareholders of the Merging Fund who receive the Acquiring Fund Shares pursuant to the Reorganization will not recognize any gain or loss upon the exchange (whether actual or constructive) of their shares of the Merging Fund for the

Board of Trustees
May 3, 2010

Acquiring Fund Shares (including any fractional shares they are deemed to have received) pursuant to the Reorganization

3.           The basis of the Acquiring Fund Shares received by the Merging Fund’s shareholders will be the same as the basis of the shares of the Merging Fund surrendered in the exchange, and the holding period of the Acquiring Fund Shares received by each shareholder of the Merging Fund will include the period during which the shares of the Merging Fund exchanged therefor were held by such shareholder, provided the shares of the Merging Fund were held as a capital asset on the date of the Reorganization.

4.           The basis of the Merging Fund’s assets acquired by the Acquiring Fund will be the same as the basis of such assets to the Merging Fund immediately prior to the Reorganization, and the holding period of the assets of the Merging Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Merging Fund.

This opinion is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 to be filed by the Trust in connection with the Reorganization and to use of our name and reference to our firm therein.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

DeWitt Ross & Stevens s.c.

/s/ _______________________